Exhibit 10.6

William Weber

August 13, 2022

Dear Bill,

On behalf of Firefly Aerospace Inc. (“Firefly” or the “Company”), this letter agreement (this “Agreement”) formalizes the terms and conditions of your employment with the Company beginning on September 1, 2022 (the “Start Date”) as our Chief Executive Officer at our Cedar Park, Texas location. This offer is contingent upon your providing us with documentation establishing your eligibility to work in the United States as required by federal law and a background check satisfactory to the Company, which will be completed no later than the Start Date. In this capacity you will (i) serve as a member of the Board of Directors of the Company (the “Board”) and (ii) report to the Chairman of the Board, Kirk Konert and Vice Chairman of the Board, Peter Schumacher. The Company agrees and acknowledges that during the term of your employment you may also continue to serve as the Chief Executive Officer of your special purpose acquisition company.

This letter outlines the core important aspects of your employment with Firefly, an “at-will” employer. Further information about our employment policies and procedures will be available for your review prior to your execution of this Agreement.

Compensation. Firefly will pay you a salary of $450,000 on an annualized basis, subject to applicable tax withholding (“Base Salary”). Your salary will be payable pursuant to the Company’s regular payroll policy and is subject to review for increase, but not decrease, no less frequently than annually. This is an exempt position, meaning you will not be eligible for overtime compensation.

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Relocation. Firefly will reimburse you up to $200,000 for all costs and expenses associated with your relocation to an area within a reasonable commuting distance to our Cedar Park, Texas location. These costs may include, but are not limited to, the following: (i) expenses (including brokers fees and commissions) associated with selling your current residence; (ii) expenses (including brokers’ fees, taxes and commissions) associated with acquiring a new residence near Cedar Park, Texas; (iii) packing, shipping, insuring and moving your personal property including up to three (3) motor vehicles; (iv) all costs associated with up to two “house hunting” trips to the Cedar Park, Texas area for you, your spouse, and any minor children; (v) costs associated with temporary housing or short-term leasing in the Cedar Park, Texas area. In addition, if you reasonably determine to delay any immediate relocation of your family and to establish temporary residency in Texas in advance of a family move, Firefly will reimburse you for the monthly lease cost of a residence in the Cedar Park, Texas area. Expenses reimbursed by Firefly for relocation will be subject to a 12-month pro-rated clawback should you voluntarily leave the company without Good Reason within your first year of employment.

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Incentive Compensation. If you accept this offer, during each fiscal year in which you are an employee of the Company you will also be eligible for an annual incentive bonus with a target amount equal to 125% of your Base Salary (the “Annual Bonus”), which for the 2022 fiscal year will be pro-rated to your Start Date and deemed achieved at “target” level of performance. Payment of your Annual Bonus will be based on both pre-established Company performance metrics and individual performance metrics, each of which will be communicated to you within the first 90 days of the fiscal year to which the Annual Bonus relates. Any Annual Bonus earned for the preceding fiscal year (with respect to performance and bonuses) will be paid on or before the last payday of the month following that fiscal year end, and, except as otherwise set forth below, you must be employed on the payout date to receive payment of such Annual Bonus. In addition to any Annual Bonus, you will receive a $400,000 one-time special bonus, which will be paid (if at all) upon the closing date of a minimum $150 million Series C fundraise.

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Attorney’s Fees. The Company will reimburse you for all reasonable attorney’s fees incurred in the review, negotiation and execution of this Agreement and any stock option agreements referenced herein within thirty (30) days following your submission of supporting documentation to the Company.

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Severance. If the Company terminates your employment without “Cause” or you terminate your employment for “Good Reason,” you will be entitled to severance pay in the amount of (i) twelve (12) months’ then-current Base Salary, (ii) an amount in cash equal to the cost of COBRA premiums for twelve (12) months, (iii) in the event such termination occurs during the second half of the fiscal year, a prorated portion of your Annual Bonus for the year in which termination occurs, with such proration based on the number of days you worked during the applicable performance period and paid based on projected actual performance through the termination date (subsections (i) through (iii) hereof, collectively, the “Severance”); (iv) any then-outstanding stock options (including the Option Grant, as defined below) will remain outstanding and have the opportunity to vest for twelve (12) months following your termination of employment as if you had continued employment with the Company through such date. Severance will be paid in a single lump-sum within ten (10) days following the termination of your employment. If the Company terminates your employment with “Cause,” you will receive no Severance or additional stock option vesting.

For purposes of this Agreement, “Cause” means (i) conduct amounting to fraud against the Company or any subsidiary or affiliate of the Company; (ii) your intentional misconduct, repeated refusal to follow the reasonable and lawful directions of the Board or material breach of this Agreement, provided the Company notifies you of the acts deemed to constitute such intentional misconduct, repeated refusal or material breach in writing and you fail to correct such acts (or begin such action as may be necessary to correct such acts and thereafter fail to diligently pursue the completion thereof) within ten (10) business days after written notice has been given; (iii) your violation of a material Company policy that causes or has demonstrated a substantial likelihood to cause material financial or reputational harm to the Company; or (iv) a conviction or plea of guilty or nolo contendere to a felony (other than one arising from the operation of a motor vehicle or resulting from actions taken (or not taken) by you in reasonable, good faith in your capacity as an employee or officer of the Company).

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For purposes of this Agreement, “Good Reason” means the occurrence of any of the following without your consent (i) a material diminution in your roles, duties, responsibilities, or the individuals to whom you report; (ii) a material reduction of your Base Salary or the target amount of your Annual Bonus; (iii) a requirement that you relocate your primary place of business more than 25 miles away from your primary place of business on the Start Date; (iv) the Company’s failure to grant to you the Option Grant specified herein within ten (10) days following your Start Date; or (v) a material breach by the Company of any provision of this Agreement including the exhibits hereto. You must notify the Company in writing of termination for Good Reason, specifying the event and describing the circumstances constituting Good Reason, within thirty (30) days after you first become aware of the event you believe constitutes Good Reason. The Company will have a period of thirty (30) days after receipt of such notice to cure the Good Reason. If the Good Reason is cured within that period, you will not be entitled to the Severance and accelerated option vesting under this Agreement as a result of the specified Good Reason event. If the Company waives this right to cure or does not, within the thirty (30) day period, cure the Good Reason, you may terminate your employment within thirty (30) days following the later of the date on which the Company waived the right to cure or the end of the cure period and collect the Severance and accelerated option vesting hereunder.

Stock Options. We strongly believe that our collective success will depend, above all else, on the quality of our people and their equity involvement in the Company in the long term. Subject to approval of the Board of Directors of Firefly, you will receive a stock option grant equivalent to 2.0% of the fully diluted shares of Firefly outstanding on the Grant Date (the “Option Grant”). The Option Grant will be made pursuant to the Firefly Equity Incentive Plan attached hereto as Exhibit A, on the terms and conditions consistent with the Firefly Equity Incentive Plan and the form of Stock Option Agreement attached hereto as Exhibit B and otherwise in accordance with this Agreement. Your options will vest on the following terms: 15% in equal annual installments on the first through fifth anniversaries of the Start Date, subject to your continued employment with the Company or its affiliates through each such vesting date; a following 15% upon a Liquidity Event (as defined below) in which the enterprise value of the Company implied by the transaction meets or exceeds $1.1 billion, subject to your continued employment with the Company or its affiliates through the closing date of such Liquidity Event;; a following 30% upon a Liquidity Event (as defined below) in which the enterprise value of the Company implied by the transaction meets or exceeds $2.5 billion, subject to your continued employment with the Company or its affiliates through the closing date of such Liquidity Event; and a remaining 40% upon a Liquidity Event (as defined below) in which the enterprise value of the Company implied by the transaction meets or exceeds $4.0 billion, subject to your continued employment with the Company or its affiliates through the closing date of such Liquidity Event. For purposes of the Option Grant, “Liquidity Event” shall mean a (i) Change of Control (as defined in the Firefly Equity Incentive Plan), (ii) an initial public offering (including via a merger with a special purpose acquisition company or similar), and (iii) any secondary sale or similar transaction in which

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funds affiliated with AE Industrial Partners, LP divests fifty percent (50%) or more of its direct or indirect interests in the Company as of the date hereof. You understand that issuing the options is expressly contingent on approval by our Board of Directors and receipt of a fully executed Stock Option Agreement in the form attached hereto as Exhibit B. A Liquidity Event while you are employed by the Company or any of its Affiliates shall cause the immediate acceleration of the time-based vesting condition applicable to any unvested portion of the Option Grant on the effective date of such Liquidity Event; provided that this acceleration shall in no way affect the minimum valuation criteria specified in each condition to vesting. In addition, notwithstanding anything to the contrary contained in the Firefly Equity Incentive Plan and the Stock Option Agreement, you will have the right to Net-Exercise (as defined in the form of Stock Option Agreement) any portion of the Option Grant and will have the right to require the Company to withhold a number of whole shares otherwise issuable under the Option Grant in satisfaction of any income or payroll taxes due upon exercise.

Employee Benefits

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Group Plans. As a regular full-time employee, you will have the opportunity to participate in the standard benefit plans that Firefly offers to other similarly-situated employees, subject to the terms and provisions of such plans including applicable waiting periods. Details about these benefits will be made available for your review. Firefly offers medical, dental, and vision insurance and 401k. With the exception of the employment at-will policy discussed below, the Company may, from time to time in its sole discretion, modify or eliminate its policies and the benefits offered to employees.

Pre-employment Conditions. The Company is offering you employment because of your experience and personal skills, and not due to your potential or actual knowledge of a former employer’s or other person’s or entity’s confidential information or intellectual property, including trade secrets. Should you accept this offer, you shall not retain, make use of, or share any such information with the Company. You certify by accepting this employment that you do not retain, and will not make use of or share, any such information with the Company, and that you can adequately perform your job without utilizing such information.

Likewise, as an employee of the Company, it is likely that you will become knowledgeable about the Company’s confidential and trade secret information relating to operations, products, and services. To protect the Company’s interests, your acceptance of this offer and commencement of employment with the Company are contingent upon your execution and delivery to the Company of the Company’s Employee Proprietary Information Agreement attached hereto as Attachment 1 (the “EPIA”), prior to or on your Start Date. The EPIA, which provides for the arbitration of all disputes arising out of your employment, is enclosed for your review, and you understand that the Company is offering you employment in exchange for the mutual promise to arbitrate disputes described therein. Because the EPIA is one of the most important documents you will sign in connection with your employment with Firefly, we trust you will review it carefully and let us know if you have any questions or concerns regarding its terms.

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Right to Work. Federal immigration law requires that you provide the Company with documentary evidence of your identity and eligibility for employment in the United States, and your employment offer is made contingent on your ability to work in the United States. Accordingly, please bring appropriate verification or authorization to work (e.g., U.S. passport or driver’s license and Social Security card) on your first day.

Verification of Information. This offer and your employment are also contingent upon satisfactory results from your general background check and reference check, subject to applicable law. You have a right to review copies of any public records obtained by the Company in conducting this verification process unless you check the box below the signature line.

EEO Statement. The Company expects all employees to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability, and respect for all. Please note that the Company is an equal opportunity employer. The Company does not permit, and will not tolerate, the unlawful discrimination or harassment of any employee, consultant, or related third party on the basis of sex, race, color, religion, age, national origin or ancestry, marital status, veteran status, mental or physical disability or medical condition, sexual orientation, pregnancy, childbirth or related medical condition, or any other status protected by applicable law.

At-Will Employment. Please understand that this letter does not constitute a contract of employment for any specific length of time, but will instead create an “at will” relationship which may be terminated with or without cause and with or without notice at any time by you or the Company, subject to the rights and benefits set forth in this Agreement. Further, your continued employment as well as your participation in any benefit programs does not assure you of continuing employment with the Company. This policy of at-will employment is the entire agreement as to the duration of your employment and may only be modified in an express written agreement approved by the Board and signed by an officer of the Company.

Miscellaneous. This letter, together with its Exhibits A and B and Attachment 1 (the Employee Proprietary Information Agreement), sets forth the entire terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter will be governed by the laws of Texas, without regard to its conflict of laws provisions. This letter may not be modified or amended except by a written agreement signed by an officer of the Company.

On behalf of Firefly, we are delighted to be able to extend you this offer and are enthusiastic about your joining the Company. Unless earlier withdrawn, this offer will remain open until August 19, 2022. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Employee Proprietary Information Agreement. You may also retain a copy for your records.

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Very truly yours,

FIREFLY AEROSPACE INC.

/s/ Kirk Konert
Kirk Konert
Chairman, Board of Directors

I have read this offer and agree to accept employment with Company under the terms set forth in this letter (including the exhibits hereto) and the attached Employee Proprietary Information Agreement.

ACCEPTED AND AGREED

/s/ William Weber
William Weber

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